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                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)
                                       of
                        SHOREWOOD PACKAGING CORPORATION
                                       by
                          INTERNATIONAL PAPER-37, INC.
                          a wholly owned subsidiary of
                          INTERNATIONAL PAPER COMPANY

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               February 29, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by International Paper-37, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of International Paper Company, a New York corporation ("Parent") to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $.01 per share, including the associated rights to purchase preferred stock (collectively, the "Shares"), of Shorewood Packaging Corporation, a Delaware corporation (the "Company"), at a price of $21.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 29, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), copies of which are enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 16, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    For your information and for forwarding to your clients, we are enclosing the following documents:

        1. The Offer to Purchase.

        2. The Letter of Transmittal to be used by stockholders of the Company in accepting the Offer, including a Certification of Taxpayer Identification Number on Substitute Form W-9. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

        3. A letter to stockholders of the Company from Marc P. Shore, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated February 29, 2000 filed by the Company with the Securities and Exchange Commission, which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        4. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee with space provided for obtaining such clients' instructions with regard to the Offer.
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        5. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Shares are not immediately available or if time will not permit all required documents to reach the Depositary (as defined below) prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2 of the Offer to Purchase.

        7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C. (the "Depositary").

    Your attention is directed to the following:

        1. The tender price is $21.00 per Share, net to the seller in cash, without interest, upon the terms and conditions set forth in the Offer to Purchase.

        2. The Board of Directors of the Company unanimously (i) determined that the Offer, the Merger and the Merger Agreement are advisable, fair to, and in the best interests of, the Company's stockholders, (ii) approved the Merger, the Offer, the Merger Agreement and the other transactions contemplated by the Merger Agreement and (iii) recommends that the Company's stockholders accept the Offer and tender their Shares pursuant thereto, and approve and adopt the Merger Agreement.

        3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, March 27, 2000, unless the Offer is extended.

        4. The Offer is being made for all of the outstanding Shares. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration date of the Offer that number of Shares which represents not less than fifty-one percent of the total issued and outstanding Shares on a fully diluted basis (excluding Shares held by the Company or any of its subsidiaries) and (ii) the expiration or termination of any and all waiting periods applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Competition Act (Canada), the Investment Canada Act and any similar legal regime in any other country applicable to significant operations of Parent or any of its subsidiaries or the Company or any of its subsidiaries. The Offer is also subject to other terms and conditions. See Section 15 of the Offer to Purchase.

        5. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in
Section 2 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Depositary, the Information Agent and the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling
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expenses incurred by you in forwarding the enclosed materials to your clients.
Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE OFFER IS EXTENDED.

    Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (800) 881-8320 (call toll free).

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.